EXHIBIT 4.4

DEMAND PROMISSORY NOTE

US$19,506.16

In consideration of receiving a loan of US$19,506.16, the undersigned, LONGBOW MINING CORP., of 699B Sierra Rose Drive, Reno, Nevada, USA, 89511, does hereby PROMISE TO PAY to FRED TSE, of 186 Stevens Drive, West Vancouver, British Columbia, Canada, V7S 1C4, the sum of US$19,506.16 without interest, payable on demand.

The undersigned and each endorser hereof waives demand and presentment for payment, notice of dishonour, notice of nonpayment and notice of this Promissory Note

DATED at Vancouver, British Columbia, the 8th day of March, 2002.
/s/ "Kathy Wang" Kathy Wang Signature of Witness	/s/ "Ernest Cheung" Ernest Cheung, Director Longbow Mining Corp.